ARTICLE I TERMS OF THE MERGER
1.1	The Offer.
1.2	Company Actions.
1.3	Directors of the Company.
1.4	The Merger.
1.5	The Closing, Effective Time.
1.6	Conversion of Securities.
1.7	Tender of and Payment For Certificates.
1.8	Options.
1.9	Dissenting Shares.
1.10	Articles of Organization and Bylaws.
1.11	Directors and Officers.
1.12	Other Effects of Merger.
1.13	Additional Actions.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1	Due Organization and Good Standing.
2.2	Capitalization.
2.3	Authorization, Binding Agreement.
2.4	Governmental Approvals.
2.5	No Violations.
2.6	SEC Filings, Company Financial Statements.
2.7	Absence of Certain Changes.
2.8	Absence of Undisclosed Liabilities.
2.9	Permits / Compliance with Law.
2.10	Litigation.
2.11	Material Contracts.
2.12	Intellectual Property.
2.13	Employee Benefit Plans.
2.14	Taxes and Returns.
2.15	Finders and Investment Banker.
2.16	Fairness Opinion.
2.17	Vote Required All Necessary Actions.
2.18	Environmental Matters.
2.19	Schedule 14D-9; Offer Documents; and Proxy Statement.
2.20	Affiliate Transactions.
2.21	Customers.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER
3.1	Due Organization and Good Standing.
3.2	Authorization; Binding Agreement.
3.3	Governmental Approvals.
3.4	No Violations.
3.5	Finders and Investment Bankers.
3.6	Disclosures.
3.7	Financing.
3.8	Litigation.
3.9	No Prior Activities.

ARTICLE IV ADDITIONAL COVENANTS OF THE COMPANY
4.1	Conduct of Business of the Company.
4.2	Notification of Certain Matters.
4.3	Access and Information.
4.4	Special Meeting; Proxy Statement.
4.5	Reasonable Best Efforts.
4.6	Public Announcements.
4.7	State Takeover Laws.
4.8	No Solicitation.

ARTICLE V ADDITIONAL COVENANTS OF PURCHASER
5.1	Notification of Certain Matters.
5.2	Reasonable Efforts.
5.3	Public Announcements.
5.4	Indemnification.
5.5	Employee Matters.

ARTICLE VI CONDITIONS
6.1	Conditions To Each Party’s Obligations.
6.2	Frustration of Conditions.

ARTICLE VII TERMINATION AND ABANDONMENT
7.1	Termination.
7.2	Effect of Termination.
7.3	Termination Fee.

ARTICLE VIII MISCELLANEOUS
8.1	Confidentiality.
8.2	Amendment and Modification.
8.3	Waiver of Compliance; Consents.
8.4	Survival.
8.5	Notices.
8.6	Binding Effect; Assignment.
8.7	Obligations of Purchaser.
8.8	Governing Law.
8.9	Counterparts.
8.10	Interpretation.
8.11	Entire Agreement.
8.12	Severability.
8.13	Specific Performance.
8.14	Attorneys’ Fees.
8.15	Third Parties.
8.16	Jurisdiction.
8.17	Waiver of Jury Trial.

AGREEMENT AND PLAN OF MERGER

BY

AND

AMONG

LINEAR LLC,

ACQUISITION SUB 2007-2, INC.

AND

INTERNATIONAL ELECTRONICS, INC.

DATED AS OF MAY 14, 2007

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 14, 2007, by and among Linear LLC, a California limited liability company (“Purchaser”), Acquisition Sub 2007-2, Inc., a Massachusetts corporation and wholly-owned Subsidiary of Purchaser (“Merger Sub”), and, solely for purposes of Section 8.7 hereof, Nortek, Inc., a Delaware corporation (“Owner”), and International Electronics, Inc., a Massachusetts corporation (the “Company”).

WITNESSETH:

A.  The respective Boards of Directors or other governing body or entity of each of Merger Sub, Purchaser and the Company deem it advisable that Purchaser acquire the Company upon the terms and subject to the conditions provided for in this Agreement.

B.  On the terms and subject to the conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all outstanding common stock, par value $0.01 per share (the “Shares”), of the Company, at a price of $6.65 per Share, in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”).

C.  The Board of Directors of the Company (the “Board”) has unanimously approved the Agreement, the Offer and the Merger (as defined below), and such approval is sufficient to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement the provisions of Chapters 110C, 110D and 110F of the Massachusetts General Law (the “MGL”) such that said provisions will not apply to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

D.  The Board of Directors or other governing body or entity of each of Purchaser (on its own behalf and as the sole stockholder of Merger Sub), Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger in accordance with the Massachusetts Business Corporation Act (“MBCA”) and, in each such case, upon the terms and conditions set forth in this Agreement.

E.  Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Purchaser and John Waldstein are entering into a Tender and Support Agreement in the form attached hereto as Exhibit A and certain other executive officers of the Company are entering into a Tender and Support Agreement in the form attached hereto as Exhibit  B (together, the “Tender and Support Agreements”) pursuant to which such persons are agreeing to take certain actions to support the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
TERMS OF THE MERGER

1.1  The Offer.

(a)  Provided that this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable after the date hereof, but in any event within ten business days after the date of this Agreement, Merger Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer for all of the Shares for consideration per Share consisting of the Offer Price, subject to reduction only for applicable federal back-up withholding or stock transfer taxes payable by the sellers of such Shares. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”

(b)  As promptly as practicable on the later of (i) the earliest date as of which Merger Sub is permitted under applicable Laws to accept for payment Shares tendered pursuant to the Offer, and (ii) the earliest date as of which each of the conditions set forth in Annex A hereto (the “Offer Conditions”) shall have been satisfied or waived, Merger Sub shall (and Purchaser shall cause Merger Sub to) accept for payment all Shares tendered pursuant to the Offer (and not validly withdrawn) (the date of acceptance for payment, the “Acceptance Date”). The obligation of Merger Sub to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Agreement) shall be subject only to the satisfaction or waiver of the Offer Conditions (and shall not be subject to any other conditions). As promptly as is commercially and reasonably practicable after the Acceptance Date, Merger Sub shall pay for such Shares.

(c)  Merger Sub expressly reserves the right to waive any of the conditions set forth in Annex A, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Merger Sub shall not, and Purchaser shall cause Merger Sub not to, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) impose additional conditions to the Offer, (v) extend the Offer beyond the Expiration Date (except to the extent required by Section 1.1(d) hereof), (vi) purchase any Shares pursuant to the Offer that when added to Shares owned by Purchaser and its Affiliates would represent less than the Minimum Condition or (vii) amend any other term or condition of the Offer in any manner adverse to the holders of the Shares, in each case without the prior written consent of the Company (such consent to be authorized by the Board or a duly authorized committee thereof).

(d)  Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Expiration Date”) that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Offer Commencement Date. If, at any scheduled expiration of the Offer, any of the conditions to Merger Sub’s obligation to accept Shares for payment (including, without limitation, the Minimum Condition) shall not be satisfied or waived, Merger Sub shall, and Purchaser shall cause Merger Sub to, extend the Offer beyond the then applicable expiration date thereof for a time period ending no later than the Outside Date and reasonably necessary to permit such condition to be satisfied in increments of not more than ten business days each. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, extend the Offer for any period required by any rule, regulation or interpretation published by the United States Securities and Exchange Commission (“SEC”), or the staff thereof, which is applicable to the Offer. The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement) but only if this Agreement is validly terminated in accordance with Section 7 hereof.

(e)  If the Acceptance Date occurs but Merger Sub does not acquire at least 90% of the shares of Common Stock then outstanding, Merger Sub shall, and Purchaser shall cause Merger Sub to, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of not less than ten business days nor more than 20 business days; provided that Merger Sub shall, and Purchaser shall cause Merger Sub to, accept immediately and pay promptly for all Shares tendered during the initial offering period and accept immediately and pay promptly for all Shares tendered during such subsequent offering period, in each case in accordance with Rule 14d-11 under the Exchange Act.

(f)  On the Offer Commencement Date, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the “Offer Documents”). Purchaser and Merger Sub shall cause the Offer Documents to be made available to the holders of the Shares as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information respectively provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Merger Sub will cause the Offer Documents as so corrected to be filed with the SEC and to be made available to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO and the Offer to Purchase before they are filed with the SEC. In addition, Purchaser and Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Purchaser or Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

(g)  The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Shares occurring or having a record date on or after the date of this Agreement and prior to the payment by Merger Sub for the Shares.

1.2  Company Actions.

(a)  The Company hereby approves of and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held, has (i) determined that the terms of the Offer and the Merger are advisable to the stockholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) subject to Section 4.8 hereof, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and approve this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not permit the recommendation of the Board to be modified in any manner adverse to Purchaser, Merger Sub or any of their respective Affiliates or to be withdrawn by the Board, except as specifically provided in Section 4.8 hereof.

(b)  As promptly as practicable following the filing of the Schedule TO pursuant to Section 1.1(f) hereof, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) with respect to the Offer, which shall contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof, subject to Section 4.8. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Purchaser and Merger Sub, on the other hand, will promptly correct any information respectively provided by them for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Purchaser, Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Purchaser, Merger Sub and their counsel prior to responding to any such comments.

(c)  The Company shall promptly furnish Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger Sub with such additional information, including, without limitation, updated listings and computer files of holders of Shares, mailing labels and security position listings, and such other assistance as Purchaser, Merger Sub or their agents may reasonably require in communicating the Offer, the Offer Documents and any and all related correspondence to the record and beneficial holders of Shares.

1.3  Directors of the Company.

(a)  Immediately upon the purchase of and payment for the Shares by Merger Sub or any of its Affiliates pursuant to the Offer following satisfaction of the Minimum Condition, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product obtained by multiplying the total number of directors on such Board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding, but in no event less than a majority of the number of directors. In furtherance thereof, the Company and its Board shall, after the purchase of and payment for Shares by Merger Sub or any of its Affiliates pursuant to the Offer, upon request of Merger Sub, immediately increase the size of its Board of Directors, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing, as is necessary to enable Purchaser’s designees to be so elected to the Company’s Board and shall cause Purchaser’s designees to be so elected and shall comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith. In the event that Merger Sub requests the resignation of directors of the Company pursuant to the immediately preceding sentence, the Company shall cause such directors of the Company to resign as may be designated by Merger Sub in a writing delivered to the Company. Immediately upon the first purchase of and payment for Shares by Merger Sub or any of its Affiliates pursuant to the Offer, the Company shall, if requested by Purchaser, also cause directors designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) of each committee of the Board as is on the Board. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, the Company shall use its reasonable efforts to assure that there shall be on the Board, until the Effective Time (as hereinafter defined), at least two of the members of the Board who are directors on the date hereof and are not employees of the Company (each a “Continuing Director”). In addition to any indemnification rights pursuant to this Agreement or the Company’s Restated Articles of Organization, as amended (the “Articles of Organization”), and Bylaws (the “Bylaws”), the Continuing Directors as a group shall be entitled to retain independent legal counsel at Company expense if and to the extent that issues are presented to them that involve a conflict of interest for Company counsel. The Company and its Board shall promptly take all actions as may be necessary to comply with their obligations under this Section 1.3(a). If at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the Board shall be entitled to appoint a person who is not an officer or employee of the Company or any Subsidiary designated by the remaining Continuing Director to fill such vacancy (and such person shall be deemed to be a Continuing Director for all purposes of this Agreement), and if at any time prior to the Effective Time no Continuing Directors then remain, the other directors of the Company then in office shall use their reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or Affiliates of the Company, its Subsidiaries, Purchaser or Merger Sub or any of their respective Affiliates (and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement).

(b)  The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected to the Board. Purchaser and Merger Sub will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

(c)  Following the election of Purchaser’s designees to the Board pursuant to this Section 1.3 and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub under this Agreement, or (iii) any waiver of any of the Company’s rights hereunder or any other action that could adversely effect in any material respect the rights of the Company’s stockholders hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company (the “Independent Director Approval”).

1.4  The Merger.

Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the MBCA. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the MBCA and the separate existence of Merger Sub shall thereupon cease and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the laws of The Commonwealth of Massachusetts as a wholly-owned Subsidiary of the direct parent of Merger Sub immediately prior to the Effective Time. It is intended that the Merger shall constitute a taxable purchase of the Shares for federal, state and local tax purposes.

1.5  The Closing, Effective Time.

(a)  Unless this Agreement shall have been terminated previously, the closing of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date that all of the closing conditions set forth in Article VI hereof have been satisfied or waived (if waivable), unless another time, date or place is agreed upon in writing by the parties hereto.

(b)  Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the Commonwealth of Massachusetts articles of merger in accordance with the MBCA (the “Merger Certificate”) and shall make all other filings or recordings required under the MBCA in order to effect the Merger. The Merger shall become effective upon the filing of the Merger Certificate or at such other time as is agreed by the parties hereto and specified in the Merger Certificate. The time when the Merger shall become effective is herein referred to as the “Effective Time” and the date on which the Effective Time occurs is herein referred to as the “Closing Date.”

1.6  Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a)  Each Share that is owned by Merger Sub or the direct parent of Merger Sub, or that is owned by the Company as treasury stock, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)  Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.6(a) hereof and Dissenting Shares (as defined in Section 1.9 below)) shall automatically be converted solely into the right to receive the Offer Price in cash (the “Merger Consideration”), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.7 hereof, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7 hereof.

(c)  Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.7  Tender of and Payment For Certificates.

(a)  Paying Agent. Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares to be cancelled in accordance with Section 1.6(a) hereof and Dissenting Shares) in connection with the Merger (the “Paying Agent”) to receive in trust the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(b) hereof. Purchaser shall deposit such aggregate Merger Consideration with the Paying Agent promptly following the Effective Time. Such aggregate Merger Consideration shall be invested by the Paying Agent as directed by Purchaser.

(b)  Exchange Procedures. Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose Shares were converted pursuant to Section 1.6(b) hereof into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 1.6(b) hereof.

(c)  Transfer Books; No Further Ownership Rights In The Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

(d)  Termination Of Fund; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent, and holders of Shares shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Parent, Merger Sub, Surviving Corporation nor the Paying Agent nor any party hereto shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)  Lost, Stolen Or Destroyed Certificates. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving Corporation with respect to such Certificate(s), the Paying Agent will disburse the Merger Consideration pursuant to Section 1.6(b) payable in respect of the Shares represented by such lost, stolen or destroyed Certificate(s).

(f)  Withholding Taxes. Purchaser, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Offer Price, the Merger Consideration or the Cash Amount (as defined below) payable to a holder of Shares or Company Options (as defined below) pursuant to the Offer or the Merger, as the case may be, any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser or Merger Sub.

1.8  Options.

(a)  With respect to all outstanding options to purchase Shares (the “Company Options”) granted under the Company’s 1999 Stock Option Plan and 2006 Stock Option Plans (the “Company Option Plans”) or otherwise, whether or not then vested, immediately prior to the consummation of the Offer, subject to the terms and conditions set forth below in this Section 1.8(a), each holder of a Company Option will be entitled to receive from the Company, and shall receive promptly after the Acceptance Date, in settlement of each Company Option a Cash Amount. The “Cash Amount” shall be equal to the net amount of (i) the product of (A) the excess, if any, of the Offer Price over the exercise price per share of such Company Option immediately prior to the consummation of the Offer, multiplied by (B) the number of shares subject to such Company Option, less (ii) any applicable withholdings for Taxes. If the exercise price per share of any Company Option equals or exceeds the Offer Price, the Cash Amount therefor shall be zero. Notwithstanding the foregoing, payment of the Cash Amount is subject to Purchaser's receipt of written acknowledgement from the holder of the Option, in a form reasonably acceptable to Purchaser, consenting to the foregoing arrangement and agreeing that no further payment is due to such holder on account of any Company Option and all of such holder’s rights under such Company Options have terminated.

(b)  Immediately prior to the consummation of the Offer, except as provided in this Section 1.8, all rights under any Company Option and any provision of the Company Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use reasonable efforts to ensure that, immediately prior to, as of and after the consummation of the Offer, except as provided in this Section 1.8, no person shall have any right under the Company Option Plans or any other plan, program or arrangement with respect to any securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(c)  Prior to the consummation of the Offer, the Company shall use reasonable efforts to cause to be effected any necessary amendments to the Company Option Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Purchaser, required under any of the Company Option Plans or any Company Options to give effect to the foregoing provisions of this Section 1.8.

1.9  Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, each outstanding Share, the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Shares in accordance with the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 1.6(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters’ rights with respect to its Shares under the MBCA effectively withdraws or loses (through failure to perfect or otherwise) its dissenters’ rights, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(b) hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares. After the Effective Time, Purchaser shall cause the Company to make all payments to holders of Shares with respect to such demands in accordance with the MBCA. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Shares under the MBCA. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for Shares or offer to settle or settle any such demands.

1.10  Articles of Organization and Bylaws.

Subject to Section 5.4 hereof, at and after the Effective Time until the same have been duly amended, (i) the Articles of Organization of the Surviving Corporation shall be identical to the Articles of Organization of Merger Sub in effect at the Effective Time and (ii) the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub in effect at the Effective Time, in each case except with respect to the names of the entities, the names of any officers or directors and any addresses or other contact or notice information contained therein.

1.11  Directors and Officers.

At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, except as Merger Sub shall otherwise provide in writing, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

1.12  Other Effects of Merger.

The Merger shall have all further effects as specified in the applicable provisions of the MBCA.

1.13  Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to Purchaser and Merger Sub are qualified by the Company Disclosure Schedule, which sets forth certain disclosures concerning the Company, its Subsidiaries and its business (the “Company Disclosure Schedule”). The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

2.1  Due Organization and Good Standing.

Each of the Company and its Subsidiaries is a corporation or other form of entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement, except in each case for any such effects resulting from, arising out of or relating to (a) the taking of any action or incurring of any expense as required or permitted by this Agreement, (b) the entry into or announcement of this Agreement and the other transactions contemplated hereby, (c) any change in or interpretations of (i) U.S. generally accepted accounting principles (“GAAP”) or (ii) any Law, (d) any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its Subsidiaries operates (which changes do not affect the Company or any of its Subsidiaries to a materially disproportionate degree related to the entities operating in such markets or industries or serving such markets) or affecting the United States or foreign economies in general or in the United States or foreign financial, banking or securities markets, or (e) any natural disaster or act of God. Company Material Adverse Effect does not include any adverse change in the stock price of the Company in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such adverse change that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect) or any changes, events, conditions or effects relating solely to Purchaser or any of its Affiliates' financial condition, results of operation or business. The Company has heretofore made available to Purchaser accurate and complete copies of the Articles of Organization and Bylaws or other organizational documents, as currently in effect, of the Company and each of its Subsidiaries.

2.2  Capitalization.

(a)  The authorized capital stock of the Company consists of 5,984,375 shares of Common Stock (the “Company Capital Stock”). As of the close of business on the date hereof, (i) 1,746,931 shares of Common Stock were issued and outstanding and (ii) 323,033 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. None of the outstanding securities of the Company has been issued in violation of any federal or state securities laws.

(b)  Except as set forth above and on Section 2.2(b) of the Company Disclosure Schedule, as of the date hereof, (i) the Company does not have any Subsidiaries, (ii) the Company directly or indirectly owns all of the capital stock of, or other equity interests in, its Subsidiaries, free and clear of all Encumbrances (as defined below), and all such capital stock of, and other equity interests in, the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable Laws, (iii) there are no existing options, warrants, puts, calls, preemptive or similar rights, bonds, debentures, notes or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any options or shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iv) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of, or equity interests in, the Company or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)  There are no voting trusts or other agreements or understandings to which the Company or, to the Company's Knowledge, any of its officers or directors, are a party with respect to the voting of the Company Capital Stock.

(d)  Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

(e)  Except as set forth in the Company SEC Reports (as defined below) and as set forth on Section 2.2(e) of the Company Disclosure Schedule, no Indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness without premium or penalty, (ii) the incurrence of Indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any lien on its properties or assets. As used in this Agreement, “indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (C) all obligations in respect of acceptances issued or created and (D) all guarantee obligations.

(f)  Section 2.2(f) of the Company Disclosure Schedule lists all Company Options outstanding as of the date hereof, the name of the holder of each Company Option, the date of grant and the exercise price of such Company Option, the number of shares of Common Stock as to which such Company Option has vested and the vesting schedule for such Company Option.

2.3  Authorization, Binding Agreement.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Offer and the Merger, have been duly and validly authorized and approved by the Board, such approval is sufficient to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement the provisions of Chapters 110C, 110D and 110F of the MGL such that said provisions will not apply to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Company Transaction Documents or to consummate the transactions contemplated hereby or thereby (other than the requisite approval of the Merger by the stockholders of the Company in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (“Enforceability Exceptions”).

2.4  Governmental Approvals.

No consent, approval, waiver or authorization of, notice to or declaration or filing with (“Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (“Governmental Authority”) on the part of the Company or any of its Subsidiaries is required to be obtained or made in connection with the execution or delivery by the Company of this Agreement, the Offer, the Merger or the consummation by the Company of the other transactions contemplated hereby or thereby other than (i) the filing of the Merger Certificate with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCA, (ii) filings with the SEC and state securities laws administrators, (iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.5  No Violations.

Except as set forth on Section 2.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement, the Offer, the Merger, the consummation of the other transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof will not (i) conflict with or result in any breach of any provision of the Articles of Organization or Bylaws or other governing instruments of the Company or any of its Subsidiaries, (ii) require any Consent under or result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any, or give rise to any right of, termination, cancellation, acceleration or adjustment of terms) under, any of the terms, conditions or provisions of any Company Material Contract (as defined below), (iii) result in the creation or imposition of any liens, charges, security interests, options, claims, mortgages, pledges, assessments, adverse claims, rights of others or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing (“Encumbrances”) of any kind upon any of the assets of the Company or any of its Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.4 hereof, contravene in any material respect any applicable provision of any statute, law, rule or regulation or any legally binding order, decision, injunction, judgment, award or decree (“Law” or “Laws”) to which the Company or any of its Subsidiaries any of their respective assets or properties is subject.

2.6  SEC Filings, Company Financial Statements.

(a)  The Company has filed all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since September 1, 2004 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”). All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” At the time when filed (or if amended or superseded by a subsequent filing prior to the date hereof then on the date of such later filing), the Company SEC Reports (i) as amended to date complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Between the date of this Agreement and the Closing Date, the Company will timely file with the SEC all documents required to be filed by it under the Exchange Act, which documents will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and such documents will not, at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports as amended to date (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing, (i) was (or, in the case of each Company SEC Report filed after the date hereof, will on the date of filing be) prepared from, in accordance with and does or shall accurately reflect in all material respects the Company’s books and records as of the times and for the periods referred to therein, (ii) does (or, in the case of each Company SEC Report filed after the date hereof, will on the date of filing) comply in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was (or, in the case of each Company SEC Report filed after the date hereof, will on the date of filing be) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act), and (iv) do (or, in the case of each Company SEC Report filed after the date hereof, will on the date of filing) fairly present the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Report as of February 28, 2007 (the “Balance Sheet Date”) as filed with the SEC before the date hereof is hereinafter referred to as the “Company Balance Sheet.”

(c)  The Company has heretofore made available to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. The Company has timely responded to all comment letters and other correspondence received from the SEC or its staff and the SEC and its staff have not advised the Company that any such responses are inadequate or incomplete. There are no SEC comment letters or other correspondence with the SEC which, as of the date hereof, has not been resolved to the satisfaction of the SEC.

(d)  Except as set forth on Section 2.6(d) of the Company Disclosure Schedule, the Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to the Company is made known to the Chief Executive Officer and Chief Financial Officer of the Company. To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have or had a significant role in developing or administering the Company’s internal controls.

2.7  Absence of Certain Changes.

Except as set forth in Section 2.7 of the Company Disclosure Schedule or in a Company SEC Report, from the Balance Sheet Date to the date hereof, neither the Company nor any of its Subsidiaries has:

(a)  suffered any Company Material Adverse Effect and no event or change has occurred which could reasonably be expected to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

(b)  paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

(c)  permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any material Encumbrances, except for liens for current Taxes not yet due;

(d)  sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

(e)  granted any increase in the compensation or benefits payable or to become payable to any director, officer, employee, independent contractor or consultant, except for annual increases in salary or hourly wages for employees other than officers, made in the ordinary course of business, consistent with past practice;

(f)  other than capital expenditures in accordance with the Company’s capital expenditure budget for the 2007 fiscal year (the “Capex Budgets”), made any capital expenditure or acquired any property, plant or equipment for a cost in excess of $250,000 in the aggregate;

(g)  declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of their respective capital stock or other equity interests or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities or equity interests, other than dividends and distributions to the Company or one if its wholly-owned Subsidiaries;

(h)  (i) made any changes in any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP; or (ii) made or changed any election relating to Taxes to the extent inconsistent with past practice, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to Taxes, filed any amended Tax Return, settled or consented to any claim or assessment relating to Taxes, except in the case of clause (i) as required by applicable Law;

(i)  paid, loaned, modified or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors, or stockholders or any Affiliate or associate of any of their respective officers, directors, or stockholders, except for directors’ fees, expense reimbursements in the ordinary course of business consistent with past practice and compensation and benefits to officers at rates not inconsistent with past practice;

(j)  granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payments or benefits pursuant to any Company Employee Plans (as defined in Section 2.13(a) below) except in accordance with the terms of the respective Company Employee Plans, or adopted any Company Employee Plan, or amended any Company Employee Plan, except in the ordinary course of business consistent with past practice and except as permitted or contemplated by this Agreement; or

(k)  authorized or agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8  Absence of Undisclosed Liabilities.

As of the date hereof, except (a) as disclosed in the Company Balance Sheet or the Company SEC Reports, (b) as disclosed in Section 2.8 of the Company Disclosure Schedule or (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature, required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or in the notes thereto.

2.9  Permits; Compliance with Law.

To the Knowledge of the Company, each of the Company and its Subsidiaries has all material permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business, including those required under regulatory Laws (collectively, “Company Permits”). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of any Company Permit. No proceedings are pending or, to the Knowledge of the Company, threatened to revoke or limit any Company Permit, except, in each case, those the absence or violation of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Neither the Company nor any of its Subsidiaries is or has been at any time since September 1, 2004, in violation of any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, except for any such violation or violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

2.10  Litigation.

As of the date hereof, except as disclosed in Section 2.10 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or, to the Company’s Knowledge, investigation (“Litigation”) pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no judgment, decree or order against the Company, any of its Subsidiaries or any of their respective directors or officers (in their capacities as such) that would prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof there is no material litigation that the Company or any of its Subsidiaries have pending against other parties.

2.11  Material Contracts.

Except as disclosed in Section 2.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument required to be filed with the SEC under the applicable Exchange Act rules (each a “Company Material Contract”) that is not filed as an exhibit to the Company SEC Reports. All Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or its applicable Subsidiaries in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in violation or breach of or default under any such Company Material Contract where such violation, breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.12  Intellectual Property.

To the Knowledge of the Company, each of the Company and its Subsidiaries owns, or holds adequate licenses or other rights to use, all material patents, trade names, trademarks, service marks, copyrights, technology, know-how and processes necessary for their respective businesses as now conducted by them (the “Company Intellectual Property”). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with, and, to the Company’s Knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Company Intellectual Property that, in either such case, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.13  Employee Benefit Plans.

(a)  Section 2.13 of the Company Disclosure Schedule contains a true and complete list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and other material benefit plans, agreements, policies and other arrangements, whether or not subject to ERISA, whether written or oral, under which any employee of the Company or any of its Subsidiaries has any present or future right to benefits, maintained or contributed to by the Company (or any Subsidiary thereof), or under which the Company or any Subsidiary has any present or future liability (together, the “Company Employee Plans”) has been funded, operated and administered in compliance with its terms, the terms of any applicable collective bargaining agreement, and with all applicable requirements of Law, including ERISA and the Code, except as would not subject the Company or any of its Subsidiaries to any liability that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or, to the Knowledge of the Company, by any trusts created thereunder or any trustee or administrator thereof, with respect to any Company Employee Plan. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4976 through 4980 of the Code or ERISA with respect to any of the Company Employee Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no suit, administrative proceeding, action or other litigation is pending, or to the Knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service (the “IRS”) or United States Department of Labor, other than routine claims for benefits.

(c)  With respect to any applicable Company Employee Plan, each of the Company and its Subsidiaries has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, except where the failure to comply with the applicable requirements of such laws and regulations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  Except as disclosed in Section 2.13(d) of the Company Disclosure Schedule or as provided in Section 1.8 (it being understood that the consummation of the transactions contemplated hereby will constitute a change in control), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of its Subsidiaries, or (iii) accelerate the time of payment or increase the amount of compensation due any such employee, director or consultant.

(e)  No Company Employee Plan maintained by the Company or any of its Subsidiaries provides material health and welfare benefits with respect to current or former employees of the Company or any of its Subsidiaries after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) benefits accrued in accordance with GAAP on the most recent Company Financials or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof).

(f)  There has been no amendment to, written or oral interpretation or announcement by the Company, any Subsidiary or any trade or business (whether or not incorporated) which is treated as a single employer with the Company and its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal quarter included in the Company Financials.

(g)  To the Company’s Knowledge, neither the Company nor any ERISA Affiliate has any liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)  Except as set forth on Section 2.13(h) of the Company Disclosure Schedule, no Company Employee Plan will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise.

(i)  The execution, delivery of and performance by the Company and its Subsidiaries of their obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in (A) the triggering or imposition of any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan, or (B) “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

2.14  Taxes and Returns.

(a)  The Company has timely filed, or caused to be timely filed, all material Tax Returns (as defined in Section 2.14(e) below) required to be filed by it and its Subsidiaries taking into account applicable extensions, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes (as defined in Section 2.14(d) below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. There are no written claims or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax, and neither the Company nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or which are being contested in good faith and other than claims or assessments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). There are no liens for Taxes on the assets of the Company or any of its Subsidiaries, except for statutory liens for current Taxes not yet due and payable and liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for tax-free treatment under Section 355 of the Code (a) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)  As of the date hereof, neither the Company nor any of its Subsidiaries is being audited by any foreign, federal or state taxing authority or, to the Knowledge of the Company, has been notified by any foreign, federal or state tax authority that any such audit is contemplated or pending. All Company Tax Returns filed with a Government Authority are true, correct and complete in all material respects.

(d)  Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement or (iv) has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code,

(e)  For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon. The term “Tax Return” shall mean a report, return or other information statement (including any attached schedules or any amendments to such report, return or other information statement) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

2.15  Finders and Investment Banker.

Except for Shasta Partners, LLC, the Company has not employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby. Section 2.15 of the Company Disclosure Schedule sets forth the amount of any brokerage fees, commissions or finders’ fees payable in connection with the transactions contemplated hereby.

2.16  Fairness Opinion.

The Company has received from Shasta Partners, LLC, its financial advisor, a written opinion addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement (as defined in Section 4.4(a)) to the effect that the consideration to be received in the Offer and the Merger by the Company’s stockholders is fair to the Company’s stockholders (other than Purchaser, Merger Sub and their respective Affiliates) from a financial point of view.

2.17  Vote Required All Necessary Actions.

(a)  The affirmative vote of the holders (including Merger Sub and its Affiliates following Merger Sub’s acceptance of Shares for payment under the Offer) of at least two-thirds of the outstanding shares of Common Stock (the “Company Stockholder Approval”), if necessary to approve the Merger, is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

(b)  Other than any actions described in Section 2.17(a), the Company has taken all actions necessary under the MBCA to approve the Offer, the Merger and the other transactions contemplated by this Agreement. The Board, at a meeting duly called and held, has approved the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement.

2.18  Environmental Matters.

(a)  Neither the Company nor any of its Subsidiaries is the subject of any federal, state, local or foreign investigation, and neither the Company nor any of its Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, relating to any material liability or material remedial action under any applicable Environmental Laws.

(b)  The Company and its Subsidiaries have for the past three years complied in all material respects and currently comply in all material respects with all Environmental Laws.

(c)  Neither the Company nor any of its Subsidiaries has manufactured, treated, stored, disposed of, generated, handled or released any pollutants, contaminants, wastes, hazardous substances, noise or odor in a manner that has given rise to or could reasonably be expected to give rise to material liability under Environmental Laws.

(d)  No pollutants, contaminants, wastes, hazardous substances, noise or odor have been released or otherwise come to be located at any property or facility owned or operated by or on behalf of the Company or any of its Subsidiaries in a manner that has given rise to or could reasonably be expected to give rise to material liability under Environmental Laws.

(e)  The Company and its Subsidiaries do not and have not manufactured, distributed or sold any products containing asbestos or products containing asbestos containing components. None of the current or former facilities of the Company, or any of its Subsidiaries, contains or has contained any asbestos and neither the Company nor its Subsidiaries has exposed any of their current or former employees to asbestos.

For purposes of this Agreement, “Environmental Laws” shall mean all federal, state, local and foreign statutes, laws, rules, ordinances and similar legally binding authority, including all common law, relating to pollution or protection of the environment, natural resources or human health.

2.19  Schedule 14D-9; Offer Documents; and Proxy Statement.

Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement, if filed, will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or, at the time of the Special Meeting (as defined in Section 4.4(a)), contain any untrue statement of a material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Purchaser or Merger Sub which is contained in any of the foregoing documents.

2.20  Affiliate Transactions.

No officer or director of the Company or any of its Subsidiaries or any person beneficially owning 5% or more of the outstanding Shares is a party to any contract, license, lease, promissory note or other agreement with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned or used by the Company or any of its Subsidiaries or has engaged in, or has any interest in any other person that has engaged in, any transaction with any of the foregoing since August 31, 2005, in each case that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.21  Customers.

(a)  Section 2.21 of the Company Disclosure Schedule sets forth a complete and accurate list of each customer (treating affiliated entities as a single customer) of the Company and its Subsidiaries which accounted for 10% or more of the Company's consolidated gross revenues during either the fiscal year ended August 31, 2006 or the two consecutive fiscal quarters immediately following such date.

(b)  As of the date hereof, the relationships of the Company and its Subsidiaries with the customers required to be listed on Section 2.21 of the Company Disclosure Schedule are good commercial working relationships and, to the Company’s Knowledge, no such customer has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales) or notified the Company or any of its Subsidiaries of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales) its relationship with the Company or its Subsidiaries.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

3.1  Due Organization and Good Standing.

Each of Purchaser and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2  Authorization; Binding Agreement.

Purchaser and Merger Sub have all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and the Tender and Support Agreements (collectively, the “Purchaser Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Purchaser Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Offer and the Merger, have been duly and validly authorized by the Board of Directors or other governing body or entity of Purchaser and Merger Sub, as appropriate, and no other limited liability company or corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of the Purchaser Transaction Documents or to consummate the transactions contemplated hereby or thereby (other than the requisite approval by the sole stockholder of Merger Sub of this Agreement and the Merger). Each of the Purchaser Transaction Documents has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3  Governmental Approvals.

No Consent from or with any Governmental Authority on the part of Purchaser or Merger Sub is required to be obtained or made in connection with the execution or delivery by Purchaser or Merger Sub of any of the Purchaser Transaction Documents, the Offer, the Merger or the consummation by Purchaser or Merger Sub of the other transactions contemplated hereby or thereby other than (i) the filing of the Merger Certificate with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCA, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. (the “NASD”), and (iii) those Consents that, if they were not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement, except in each case for any such effects resulting from, arising out of or relating to the taking of any action or incurring of any expense pursuant to this Agreement or the transactions contemplated hereby or the entry into or announcement of this Agreement and the other transactions contemplated hereby (“Purchaser Material Adverse Effect”).

3.4  No Violations.

The execution and delivery of each of the Purchaser Transaction Documents, the Offer, the Merger, the consummation of the other transactions contemplated hereby and thereby and compliance by Purchaser and Merger Sub with any of the provisions hereof and thereof will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or other governing instruments of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser or Merger Sub is a party or by which any of their respective assets are bound, (iii) result in the creation or imposition of any Encumbrance of any kind upon any of the assets of Purchaser or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Purchaser or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

3.5  Finders and Investment Bankers.

Neither Purchaser nor Merger Sub has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

3.6  Disclosures.

Neither the Schedule TO or the Offer Documents nor any information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO, the Offer Documents, the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule TO will, when filed by Purchaser and Merger Sub with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the foregoing documents.

3.7  Financing.

At the date that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, Purchaser and Merger Sub will have sufficient cash and cash equivalents resources available to pay for the Shares that the Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger.

3.8  Litigation.

There is no Litigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of Purchaser, threatened, against Purchaser, Merger Sub, any of their respective properties or any of their respective officers or directors (in their capacities as such) that would prevent, enjoin or materially alter or delay any of the transactions contemplated by any of the Purchaser Transaction Documents. There is no judgment, decree or order against Purchaser, Merger Sub or any of their respective directors or officers (in their capacities as such) that would prevent, enjoin or materially alter or delay any of the transactions contemplated by any of the Purchaser Transaction Documents.

3.9  No Prior Activities.

Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of the Purchaser Transaction Documents, the Offer, the Merger and the other transactions contemplated hereby and thereby, and the Consent Statement, Merger Sub has not incurred any obligations or liabilities, engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

ARTICLE IV

ADDITIONAL COVENANTS OF THE COMPANY

4.1  Conduct of Business of the Company.

(a)  Unless Purchaser shall otherwise agree in writing or except as expressly provided by this Agreement or as required by applicable Law or as set forth in Section 4.1 of the Company Disclosure Schedule (the inclusion of any item thereon having been consented to by Purchaser), during the period from the date of this Agreement to the Effective Time, (i) the Company and its Subsidiaries shall conduct their respective businesses in the ordinary course and consistent with past practice and (ii) the Company shall use commercially reasonable best efforts to preserve intact its business organization, to keep available the services of its and its Subsidiaries’ officers and employees, to maintain satisfactory relationships with all Persons with whom it and its Subsidiaries do business, and to preserve the possession, control and condition of all of its and its Subsidiaries’ tangible and intangible assets.

(b)  Without limiting the generality of the foregoing clause (a) and except as expressly provided by this Agreement or as required by applicable Law or as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Purchaser:

(A)  amend or propose to amend its Articles of Organization or Bylaws (or comparable governing instruments);

(B)  authorize for issuance, issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, its capital stock or other securities or equity interests or any Voting Debt, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class, except for the issuance of Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms;

(C)  split, combine or reclassify any shares of its capital stock or equity interests or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities or equity interests, other than dividends and distributions to the Company or one of its wholly-owned Subsidiaries;

(D)  (1) create, incur, assume, forgive or make any changes to the terms or collateral of any indebtedness for money borrowed (including capital leases), except for the incurrence of such indebtedness not to exceed $300,000 in the aggregate or incurrences that constitute a refinancing of existing obligations on terms that are no less favorable to the Company than the existing terms; (2) create, incur, assume, forgive or make any changes to the terms or collateral of any receivables except in the ordinary course of business consistent with past practice; (3) create, incur, assume, forgive or make any changes to the terms or collateral of any employee or officer loans or advances, except for advances in connection with business expenses incurred in the ordinary course of business consistent with past practice; (4) except in the ordinary course of business consistent with past practice for the purpose of depositing third party checks, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (5) except in accordance with the Capex Budgets, make any capital expenditures in excess of $250,000; (6) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary travel, relocation or business advances to employees); (7) acquire the stock or assets of, or merge or consolidate with, any other Person; (8) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or (9) sell, transfer, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, transfer, mortgage, pledge, encumber or otherwise dispose of, any assets or properties (real, personal or mixed, tangible or intangible) other than to secure debt permitted under subclause (1) of this clause (D) or other than in the ordinary course of business consistent with past practice;

(E)  (1) increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers, directors, employees, independent contractors or consultants or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or other arrangement with, for or in respect of any officer, director, employee, agent, consultant or Affiliate, other than as required by applicable Law or pursuant to the terms of agreements in effect on the date of this Agreement or annual increases in salary or hourly wages for employees other than officers in the ordinary course of business consistent with past practice; or (2) enter into or engage in any agreement, arrangement or transaction with any of its directors, officers, employees or Affiliates, except for expense reimbursements, and current compensation and benefits, in the ordinary course of business consistent with past practice and as permitted under the terms of this Agreement;

(F)  (1) commence, settle or compromise any litigation or other claim or proceedings with any Governmental Authority or other Person where the amount sought or paid in settlement or compromise exceeds, in the aggregate for all such litigation, claims and proceedings, $250,000 or (2) make or rescind any election relating to Taxes except to the extent consistent with prior practice, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, change any method of accounting or make any other material change in its accounting or Tax policies, in each case except as required by applicable Law, provided, however, that in no event shall the Company settle any litigation or other claim (i) relating to the transactions contemplated by this Agreement or (ii) relating to any Company Takeover Proposal (whether first made prior to or after the date hereof) where, in the case of this subclause (ii), the amount sought or paid in settlement or compromise exceeds, in the aggregate for all such litigation, claims and proceedings, $100,000;

(G)  adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

(H)  materially modify or amend, or terminate, any Company Material Contract, or waive, release or assign any material rights or claims thereunder, except, in each case, in the ordinary course of business consistent with past practice;

(I)  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any confidentiality agreement or non-competition agreement to which the Company or any of its Subsidiaries is a party;

(J)  establish any Subsidiary or enter into any new line of business;

(K)  enter into or amend any lease, contract or agreement pursuant to which the Company or any of its Subsidiaries is obligated to pay or incur obligations of more than $250,000 per year, other than leases contemplated in connection with the Capex Budgets or other leases, contracts or agreements in the ordinary course of business consistent with past practice;

(L)  permit any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payee to be cancelled or terminated without notice to and consent by Purchaser, unless the Company uses reasonable efforts to maintain substantially similar insurance coverage as is currently in place;

(M)  revalue any of its assets or make any change in accounting methods, principles or practices, except as required by GAAP;

(N)  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(O)  discharge any obligations (including accounts payable) other than inter-company obligations or other obligations discharged on a timely basis in the ordinary course of business consistent with past practice;

(P)  close or materially reduce the Company’s or any Subsidiary’s activities, or effect any material layoff at any of the Company’s or any Subsidiary’s facilities; or

(Q)  authorize any of, or agree to commit to do any of, the foregoing actions.

(c)  The Company shall use commercially reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

4.2  Notification of Certain Matters.

The Company shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement: (i) there has been a material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iii) receipt of any material notice or other material communication from any Governmental Authority or other Person (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an event which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would otherwise reasonably be expected to cause a condition in Article VI or Annex A not to be satisfied; or (v) the commencement or, to the Company’s Knowledge, threat of any Litigation against the Company, any of its Subsidiaries, any of their respective properties or assets or any employee, agent, director or officer, in his or her capacity as such, of the Company or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger. No such notice to Purchaser shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Offer have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. The Company shall deliver to Purchaser promptly following the close of business on the then-scheduled expiration date of the Offer a certificate as to whether the conditions to the Offer described in paragraphs (c), (e), (f) and (g) on Annex A hereto have been satisfied.

4.3  Access and Information.

Between the date of this Agreement and the Effective Time, the Company will, subject to applicable Law, give, and shall direct its accountants and legal counsel to give, Purchaser, its Affiliates and their respective authorized representatives (including, without limitation, accountants, legal counsel and consultants), at all reasonable times, access as reasonably requested to all offices and other facilities and to all employees, contracts, agreements, commitments, books and records of or pertaining to the Company and its Subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers, with reasonable promptness, to furnish Purchaser with such financial and operating data and other information with respect to the respective businesses and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request.

4.4  Special Meeting; Proxy Statement.

(a)  As promptly as practicable after Purchaser and Merger Sub have purchased sufficient Shares pursuant to the Offer to satisfy the Minimum Condition, if required by applicable Law in order to consummate the Merger, the Company, acting through its Board, shall, in accordance with applicable Law:

(i)  (A)duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of considering and taking action upon the approval and adoption of the Merger and this Agreement;

(B)  subject to Section 4.8 hereof, declare advisable and recommend to its stockholders that they approve the Merger and adopt this Agreement, and shall include disclosure regarding the approval of the Company’s Board;

(C)  without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with Section 7.1 hereof and subject to compliance with Section 7.3, the Company agrees that its obligations under clause (A) of this Section 4.4(a)(i) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Takeover Proposal (as such term is defined in Section 4.8(a)) or the withdrawal or modification by the Board of its approval or recommendation of the Offer, the Merger or this Agreement; and

(ii)  prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC therein and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendments or supplements thereto (the “Proxy Statement”), to be mailed to its stockholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without prior consultation with Purchaser and its counsel.

(b)  Purchaser shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it or Merger Sub in favor of the approval and adoption of the Merger and this Agreement.

(c)  Notwithstanding the provisions of paragraphs (a) and (b) above, in the event that Purchaser and Merger Sub shall acquire that number of Shares which, together with the Shares they already own, constitute in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 11.05 of the MBCA.

4.5  Reasonable Best Efforts.

Subject to the terms and conditions herein provided, including Section 4.8 of this Agreement, the Company agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby (provided that the Company shall not make any payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser) and (ii) consulting and cooperating with, providing assistance to and furnishing information requested by Purchaser and Merger Sub in the preparation and filing with the SEC of the Schedule TO, the Offer Documents and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

4.6  Public Announcements.

Purchaser and the Company agree to issue a joint press release announcing the execution of this Agreement. So long as this Agreement is in effect, the Company shall not (a) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement, the Offer or the Merger without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), or (b) discuss with the press or the media this Agreement, the Offer, the Merger or the other transactions contemplated hereby (and will refer any and all questions and inquiries concerning Purchaser or its Affiliates to Purchaser), except in any case under (a) or (b) where such release, announcement, communication or discussion is required by applicable Law, Governmental Authority or court process, in which case the Company shall consult with Purchaser prior to making any such disclosure.

4.7  State Takeover Laws.

Notwithstanding any other provision in this Agreement, if any state takeover statute may become applicable to the transactions contemplated by this Agreement, the Company and the members of its Board will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any takeover statute on any of the transactions contemplated by this Agreement.

4.8  No Solicitation.

(a)  For purposes of this Agreement, “Company Takeover Proposal” means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer from any Person relating to (i) any direct or indirect acquisition or purchase of assets representing 20% or more of the assets of the Company or any of its Subsidiaries, (ii) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or any of its Subsidiaries, (iii) any tender offer, exchange offer or other transaction in which, if consummated, any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of the Company or any of its Subsidiaries, or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution involving the Company or any of its Subsidiaries. For purposes of this Agreement, a “Company Superior Offer” means a Company Takeover Proposal (x) that relates to all or substantially all of the outstanding equity interests in, or all or substantially all of the consolidated assets of, the Company and its Subsidiaries, taken as a whole, (y) that is on terms that the Board determines, in good faith, after consultation with the Company’s outside legal counsel and financial advisor to be more favorable to the holders of Shares than the Offer and the Merger and (z) that is reasonably likely to be consummated, taking into account all legal, financial (including, without limitation, any financing contingencies) and regulatory aspects of such proposal.

(b)  Except as set forth in this Section 4.8, the Company shall not, directly or indirectly, and shall direct its officers, directors, employees, agents and representatives not to, directly or indirectly, (i) solicit, knowingly encourage, initiate or facilitate the making, submission or announcement of any Company Takeover Proposal, (ii) furnish any non-public information regarding the Company to any Person (other than Purchaser, Merger Sub, any of their respective Affiliates or any of their respective representatives) in connection with or in response to a Company Takeover Proposal or an inquiry that the Company believes in good faith could reasonably be expected to lead to a Company Takeover Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Takeover Proposal, except as to the existence of these provisions, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser or Merger Sub, the approval or recommendation by the Board of the Offer, this Agreement or the Merger, (v) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (vi) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal.

(c)  Notwithstanding the provisions of Section 4.8(b), nothing in this Agreement shall prohibit or limit (i) the Company or the Board from furnishing non-public information regarding the Company to, or entering into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Company Takeover Proposal that the Board determines in good faith (after consultation with its financial advisor) may reasonably be expected to constitute a Company Superior Offer if (A) the Company has not violated any of the provisions in Section 4.8(b) in connection with such Company Takeover Proposal, (B) the Company receives from such Person an executed confidentiality agreement with provisions not substantially more favorable to such Person than those contained in the Confidentiality Agreement (as defined below), and (C) the Company furnishes such non-public information to such Person and to Purchaser at substantially the same time (to the extent such non-public information has not been previously furnished by the Company to Purchaser); or (ii) the Company or the Board from disclosing to its stockholders a position contemplated by Rules l4d-9 and 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

(d)  The Company shall notify Purchaser as promptly as practicable (and in any event within two business days) of the receipt by the Company, or any of its representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations relating to any Company Takeover Proposal (including a summary of the material terms and conditions thereof, if the Company Takeover Proposal or request is not in writing, or a copy of the Company Takeover Proposal or request and any related draft Company Acquisition Agreements if it is in writing). The Company shall keep Purchaser reasonably informed on a prompt basis of any material modifications to such inquiries, proposals or offers. The Company agrees that it shall not terminate, waive, amend or modify, or release any Person from, any provision of any standstill or confidentiality agreement to which it is a party and that relates to a Company Takeover Proposal, and the Company shall use reasonable efforts to enforce the provisions of any such agreement. Upon the execution and delivery of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the parties hereto) with respect to any Company Takeover Proposal and shall take reasonable steps to inform the Company’s representatives of the obligations undertaken in this Section 4.8.

(e)  Notwithstanding anything in this Agreement to the contrary, including Section 4.8(b), the Board may, at any time prior to the Acceptance Date (subject to the Company’s compliance with the provisions of this Section 4.8): (i) withdraw, qualify or modify its approval or recommendation of the Offer, this Agreement or the Merger (a “Change of Recommendation”) or (ii) approve or recommend a Company Superior Offer if and only if, in the case of both clause (i) and (ii) above: (A) an unsolicited, bona fide written offer is made to the Company (and not withdrawn) by a third party for a Company Takeover Proposal; (B) the Board determines in good faith, after consultation with its financial advisor, that such offer constitutes a Company Superior Offer; and (C) following consultation with outside legal counsel, the Board determines in good faith that the failure to so withdraw, qualify or modify of its approval or recommendation of the Offer, this Agreement or the Merger would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, but only, in the case of both clause (i) and (ii) above, (x) after providing written notice to Purchaser (a “Notice of Superior Offer”) that it is prepared to effect a Change of Recommendation in response to a Company Superior Proposal, which notice shall describe in reasonable detail the material terms and conditions of such Company Superior Offer (and including with such notice any draft Company Acquisition Agreement) and identifying the Person or Persons making such Company Superior Offer, and (y) if Purchaser, or an Affiliate thereof, does not, within three business days of Purchaser’s receipt of the Notice of Superior Offer (the “Notice Period”), make an offer that the Board determines in good faith, after consultation with its financial advisor, to be at least as favorable to the Company’s stockholders as the Company Superior Offer, it being agreed that any amendment to the financial terms or any other material terms of such Company Superior Offer shall require a new Notice of Superior Offer to be delivered to Purchaser by the Company and a new Notice Period and shall otherwise require the Company to comply with all obligations during such new Notice Period that apply to the Company during any initial Notice Period under this Section 4.8(e).

ARTICLE V
ADDITIONAL COVENANTS OF PURCHASER

5.1  Notification of Certain Matters.

Purchaser shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (a) there has been a material failure of Purchaser or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (b) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed pursuant to this Agreement; (c) receipt of any material notice or other material communication from any Governmental Authority or other Person (including, but not limited to, the NASD) in connection with the transactions contemplated by this Agreement; (d) the occurrence of an event which would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; or (e) the commencement or, to the Purchaser’s Knowledge, threat of any Litigation against Purchaser, Merger Sub, any of their respective properties or assets, or any employee, agent, director or officer, in his or her capacity as such, of Purchaser or Merger Sub which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger. No such notice to the Company shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Offer have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached

5.2  Reasonable Efforts.

Subject to the terms and conditions herein provided, Purchaser agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (a) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby and (b) consulting and cooperating with, providing assistance to and furnishing information requested by the Company in the preparation and filing with the SEC of the Schedule 14D-9 and the Proxy Statement, if applicable, and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

5.3  Public Announcements.

So long as this Agreement is in effect, each of Purchaser and Merger Sub shall not (a) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement, the Offer or the Merger or the other transactions contemplated hereby without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), or (b) discuss with the press or the media this Agreement, the Offer, the Merger or the other transactions contemplated hereby (and will refer any and all questions and inquiries concerning the Company or its Affiliates to the Company), except in any case under (a) or (b) where such release, announcement, communication or discussion is required by applicable Law, Governmental Authority, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case Purchaser shall consult with the Company prior to making any such disclosure.

5.4  Indemnification.

(a)  The Articles of Organization and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Articles of Organization and Bylaws, respectively, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries. After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries, occurring at or before the Effective Time, to the same extent as provided in the Articles of Organization or Bylaws of the Company. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 5.4(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(b)  The Company shall use commercially reasonable efforts to purchase at or prior to the consummation of the Offer, and the Surviving Corporation shall maintain in effect, tail policies to the Company’s current directors’ and officers’ liability insurance, which tail policies (i) shall be effective for a period of six years after the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance and (ii) shall contain terms with respect to coverage and amount no less favorable, in the aggregate, than those of such policy or policies as in effect on the date hereof. Notwithstanding the foregoing, if tail policies described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 175% of the aggregate annual amount currently paid by the Company for such coverage, the Company shall only purchase, and the Surviving Corporation shall only be required to maintain in effect, as much coverage as can be obtained by paying aggregate premiums equal to 175% of the aggregate annual amount currently paid by the Company for such coverage.

(c)  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.4.

(d)  The provisions of this Section 5.4 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.5  Employee Matters.

(a) From and after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation to, honor all Company Employee Plans in accordance with their terms as in effect immediately before the consummation of the Offer, provided that nothing herein shall prohibit Purchaser or the Surviving Corporation from amending or terminating any such Company Employee Plan in accordance with its terms at any time or from time to time thereafter. For all purposes (including purposes of vesting, eligibility to participate, and level of benefits) under the employee benefit plans of Purchaser and its Subsidiaries providing benefits to any Company employees after the Effective Time, each Company employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time to the same extent as such Company employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company employee participated or was eligible to participate immediately prior to the Effective Time.

(b) Purchaser acknowledges that a “change in control” (or similar phrase) within the meaning of the agreements listed in Section 5.5(b) of the Company Disclosure Schedule will occur on the Acceptance Date.

ARTICLE VI
CONDITIONS

6.1  Conditions To Each Party’s Obligations.

The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a)  Stockholder Approval. If required under the MBCA, the Company Stockholder Approval shall have been obtained.

(b)  No Injunction Or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

(c)  Purchase Of Shares. Purchaser or Merger Sub or any Affiliate of either of them shall have purchased Shares pursuant to the Offer that together with shares otherwise owned by Purchaser and its Affiliates represent at least the Minimum Condition.

(d)  Expiration Of Offering. Any “subsequent offering period” shall have expired.

6.2  Frustration of Conditions.

Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII
TERMINATION AND ABANDONMENT

7.1  Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of stockholder approval of the Merger, as follows (the date of any such termination, the “Termination Date”):

(a)  by mutual written consent of Purchaser and the Company;

(b)  by either Purchaser or the Company, if the Acceptance Date shall not have occurred on or before July 31, 2007 (the “Outside Date”); provided that no party may exercise any termination right under this clause (b) if such party is in material breach of any of its representations, warranties or covenants under this Agreement;

(c)  by either Purchaser or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legally binding injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

(d)  by Purchaser, prior to the Acceptance Date, if neither Purchaser nor Merger Sub is in material breach of any of its representations, warranties or covenants under this Agreement, and if (i) any of the representations or warranties of the Company herein are or become untrue or inaccurate such that the condition set forth in paragraph (e) of Annex A would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in paragraph (f) of Annex A would not be satisfied, and such breach (if curable) has not been cured within 10 business days after written notice to the Company;

(e)  by the Company, prior to the Acceptance Date, if the Company is not in material breach of any of its representations, warranties or covenants under this Agreement, and if (i) any of the representations or warranties of Purchaser or Merger Sub herein are or become untrue or inaccurate, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or (ii) either Purchaser or Merger Sub shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants to be performed or complied with by it under this Agreement and such breach (if curable) has not been cured within 10 business days after written notice to Purchaser;

(f)  by Purchaser, prior to the Acceptance Date, if the Board shall have (i) withdrawn, qualified or modified, in a manner adverse to Purchaser or Merger Sub, its approval or recommendation of the Offer, this Agreement or the Merger or (ii) recommended or approved, or proposed publicly to recommend or approve, any Company Takeover Proposal or any Company Acquisition Agreement relating to any Company Takeover Proposal or (iii) resolved to do any of the foregoing;

(g)  by the Company, prior to the Acceptance Date, if the Board shall have effected a Change of Recommendation in compliance with Section 4.8(e) of this Agreement in order to enter into a definitive agreement with respect to the Company Superior Offer that relates to such Change of Recommendation and prior to or concurrently with such termination the Company pays to Purchaser the Company Termination Fee in accordance with Section 7.3 hereof; or

(h)  by the Company, if Purchaser or Merger Sub shall have failed to commence the Offer by the tenth business day following the date of this Agreement; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if the Company is in material breach of any of its representations, warranties or covenants under this Agreement.

7.2  Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of this Section 7.2, Section 7.3 (Termination Fee) and Section 8.1 (Confidentiality) shall survive any such termination); provided, however, that nothing herein shall relieve any party from liability for any breach of any of its covenants (or willful breach of its representations and warranties) set forth in this Agreement prior to such termination.

7.3  Termination Fee.

(a)  If Purchaser exercises its right to terminate this Agreement under Section 7.1(f) or the Company exercises its right to terminate this Agreement under Section 7.1(g), the Company shall pay to Purchaser on demand $400,000 (the “Company Termination Fee”), payable in same-day funds, to reimburse Purchaser for its time, expense, opportunity costs and other costs and damages associated with pursuing the Offer and the Merger.

(b)  If within twelve months after termination of this Agreement under Section 7.1(d), the Company shall enter into any agreement relating to a Company Takeover Proposal with a Person other than Purchaser, Merger Sub or one of their Affiliates or a Company Takeover Proposal with a Person other than Purchaser, Merger Sub or one of their Affiliates is consummated, then, immediately prior to, and as a condition of, entering into such agreement or the consummation of such transaction, as the case may be, the Company shall pay to Purchaser upon demand the Termination Fee, payable in same-day funds, to reimburse Purchaser for its time, expense, opportunity costs and other costs and damages associated with pursuing the Offer and the Merger; provided that no such amount shall be payable if the Termination Fee shall have been paid in accordance with Section 7.3(a) of this Agreement. For purposes of this Section 7.3(b), a “Company Takeover Proposal” shall have the meaning set forth in Section 4.8 hereof, except that references to “20%” in such definition shall be replaced by “66-2/3%.”

(c)  If this Agreement is terminated pursuant to Section 7.1(d), the Company shall pay, as promptly as possible (but in any event within one business day) following receipt of an invoice therefor, all documented, out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including, but not limited to the Offer (“Parent Expenses”), as directed by Parent in writing, up to a maximum of $200,000; provided, however, that the Company may deduct from any Termination Fee it is or becomes required to pay pursuant to Section 7.3(b) hereof, the amount of any Parent Expenses actually paid.

ARTICLE VIII
MISCELLANEOUS

8.1  Confidentiality.

Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or Governmental Authority, (iii) necessary to secure any required Consent as to which the other party has been advised or (iv) consented to in writing by Purchaser or the Company, as applicable, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser, Merger Sub and their respective officers, directors, employees, agents and representatives. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall use its reasonable efforts to consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after a party uses its reasonable efforts to consult with the other party, may file with the SEC a Report on Form 8-K pursuant to the Exchange Act with respect to the Offer and the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any filings with the SEC. In the event the Offer or the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by applicable Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

8.2  Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

8.3  Waiver of Compliance; Consents.

Any failure of the Company, on the one hand, or Purchaser or Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser, on the one hand, or the Company, on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

8.4  Survival.

The respective representations and warranties of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall terminate at the Effective Time.

8.5  Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)  if to the Company, to:

International Electronics, Inc.
427 Turnpike Street
Canton, MA 02021
Attention: Chief Executive Officer
Facsimile: 781-821-4443

with a copy to (but which shall not constitute notice to the Company):

Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attention: James W. Hackett, Jr.
Facsimile: 617-248-4000

(ii)  if to Owner, Purchaser or Merger Sub, to:

Acquisition Sub 2007-2, Inc.
c/o Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903
Attention: General Counsel
Facsimile: 401-751-9844

with a copy to (but which shall not constitute notice to Purchaser or Merger Sub):

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: John B. Ayer
Facsimile: 617-235-0240

8.6  Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time, without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign any or all of its rights or delegate any or all of its obligations hereunder, and may transfer, sell or otherwise dispose of all or any part of its interest in Merger Sub, to any of its Affiliates without such prior written consent.

8.7  Obligations of Purchaser.

Purchaser shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement, and Purchaser shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities. Owner shall ensure that each of Purchaser, Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Purchaser, Merger Sub and the Surviving Corporation under this Agreement, and Owner shall be jointly and severally liable with Purchaser, Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.8  Governing Law.

This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, The Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof.

8.9  Counterparts.

This Agreement may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8.10  Interpretation.

The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “Affiliate,” with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, (iii) the term “Subsidiary” of any specified person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interest of which, is directly or indirectly owned by such specified person, (iv) the term “Knowledge,” when used with respect to the Company, shall mean the knowledge of any of (a) Brad Sampson and (b) the executive officers of the Company (in each case after reasonable investigation) and, when used with respect to Purchaser, shall mean the knowledge of the executive officers of Purchaser (after reasonable investigation), and (v) the term “including” shall mean “including, without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.11  Entire Agreement.

This Agreement and the documents or instruments referred to herein, including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules referred to herein, which Exhibit(s) and Disclosure Schedules are incorporated herein by reference, any other written agreement entered into contemporaneously herewith, including the Tender and Support Agreements, and the confidentiality agreement, dated March 13, 2007, as amended, between Purchaser and the Company (the “Confidentiality Agreement”), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement and such other agreements supersede all prior agreements and the understandings among the parties with respect to such subject matter.

8.12  Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

8.13  Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the need to post bond or other security, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

8.14  Attorneys’ Fees.

If any legal action or any arbitration is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

8.15  Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party, except for Indemnified Parties pursuant to, as provided by and in accordance with the provisions of Section 5.4 hereof.

8.16  Jurisdiction.

Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the Commonwealth of Massachusetts located in Suffolk County, and of the United States District Courts for the District of Massachusetts, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the Commonwealth of Massachusetts located in Suffolk County, and of the United States District Courts for the District of Massachusetts, and (iv) consents to service being made through the notice procedures set forth in Section 8.5. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.5 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

8.17  WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

LINEAR LLC

By: /s/ Edward J. Cooney
Name:  Edward J. Cooney
Title:    Vice President and Treasurer

ACQUISITION SUB 2007-2, INC.

By: /s/ Edward J. Cooney
Name:  Edward J. Cooney
Title:    Vice President and Treasurer

INTERNATIONAL ELECTRONICS, INC.

By: /s/ John Waldstein
Name:  John Waldstein
Title:    CEO

Solely for purposes of Section 8.7,
NORTEK, INC.

By: /s/ Edward J. Cooney
Name:  Edward J. Cooney
Title:    Vice President and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

Conditions to the Offer

The capitalized terms used but not defined in this Annex A and which are defined in the attached Agreement and Plan of Merger shall have the meanings ascribed to such terms in such attached agreement. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if (i) there shall not have been tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Purchaser and its Affiliates represent at least two-thirds of the total number of Shares outstanding at the time of the expiration of the Offer (as determined on a fully-diluted basis) (the “Minimum Condition”) or (ii) at any time after the date of this Agreement and on or before the time of acceptance for payment on the Acceptance Date for all Shares validly tendered and not withdrawn prior to the expiration of the Offer, any of the following conditions exist and is continuing:

(a)  there shall have been entered, enforced, instituted or issued by any Governmental Authority, any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree which makes illegal, prevents, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser, Merger Sub or any other Affiliate of Purchaser, or the consummation of the Merger or any of the other transactions contemplated by the Agreement;

(b)  there shall have been any Law enacted, enforced, promulgated or issued by any Governmental Authority, or deemed by any Governmental Authority applicable to (i) Purchaser, the Company or any Subsidiary or Affiliate of Purchaser or the Company or (ii) any transaction contemplated by the Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(c)  there shall have occurred any changes, conditions, events or developments that have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)  the Board shall have (i) withdrawn or modified, in a manner adverse to Purchaser, Merger Sub or any of their respective Affiliates, its approval or recommendation of the Offer, the Agreement or the Merger, (ii) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal or any Company Acquisition Agreement relating to any Company Takeover Proposal or (iii) resolved to do any of the foregoing;

(e)  (i) excluding any of the representations and warranties set forth in Sections 2.2 and 2.3 of this Agreement, any of the representations and warranties of the Company set forth in the Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall not be true and correct and the failure of such representations and warranties to be so true and correct has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) any of the representations and warranties of the Company set forth in Sections 2.2 or 2.3 of this Agreement shall not be true and correct, in each case under clause (i) and clause (ii) either on the date of this Agreement or as if made at and as of the Acceptance Date (except to the extent expressly made as of an earlier date, in which case as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

(f)  the Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants to be performed or complied with by it under the Agreement; or

(g)  the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Merger Sub in whole or in part at any time and from time to time in their reasonable discretion. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.